Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated October 24, 2006 included in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-138312) and related prospectus/proxy statement of IntercontinentalExchange, Inc. dated November 17, 2006, with respect to the consolidated balance sheets of the Board of Trade of the City of New York, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2005, incorporated by reference in this Form 8-K/A.
/s/ Ernst & Young LLP
New York, New York
February 13, 2007